Exhibit 99.1

Mobility Electronics, Inc.

...improving your mobile experienceTM

www.mobilityelectronics.com

CONTACTS:	Tony Rossi	Charles Mollo
	Financial Relations Board	Mobility Electronics, Inc.
	310-854-8317	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com

For Immediate Release

MOBILITY ELECTRONICS REPORTS 31% YEAR OVER YEAR
REVENUE GROWTH FOR FIRST QUARTER OF 2005

FIRST QUARTER HIGHLIGHTS

•	Key new distribution locations, including Wal-Mart, Apple stores, The Sharper Image, The Carphone Warehouse, InterTAN, and many others, increased retail store count by 33% to approximately 20,000 on March 31, 2005

•	Revised relationship with RadioShack and Motorola expected to enhance revenues and profitability in future quarters

•	Technology partnership signed with M-Flex, which is expected to further establish long-term technology leadership position

SCOTTSDALE, Ariz., April 28, 2005 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions for the mobile electronic device user, today reported financial results for the first quarter ended March 31, 2005. Total revenue was $18.4 million in the first quarter of 2005, an increase of 31% over revenue of $14.0 million in the first quarter of 2004 (which excludes approximately $467,000 in revenues from operations that were discontinued during 2004).

Net loss was $710,000, or ($0.02) per share, in the first quarter of 2005, compared with a net loss of $773,000, or ($0.03) per share, in the same quarter of the prior year. Excluding non-cash compensation charges, net loss was $372,000, or ($0.01) per share, in the first quarter of 2005. The Company did not incur any non-cash compensation charges in the prior year period.

“Our first quarter performance was in-line with our expectations, and we were very pleased to generate strong year-over-year revenue growth,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “We continued to make good progress in expanding the distribution for our universal power adapters, and we increased the number of retail locations selling our products from approximately 15,000 at the end of 2004 to approximately 20,000 on March 31, 2005. We added, either directly or indirectly through a distributor, significant new accounts such as Wal-Mart, Staples, Apple, The Carphone Warehouse, InterTAN (i.e. RadioShack Canada), and The Sharper Image. We also made our first entry into the wireless distributor market, and expanded our RadioShack relationship to include their kiosks located within Sprint stores and Sam’s Club stores. We continue to see increasing sell-through rates of our power adapters for low-power mobile electronic (ME) devices at RadioShack stores with each quarter they are on the market, which bodes well for our overall revenue growth as we rollout these products to other retail accounts throughout 2005.

- more -

Mobility Electronics, Inc.

“Most importantly, we revised the structure of our strategic alliance with RadioShack and Motorola. This new structure significantly improves the profitability of Mobility’s product family of adapters for low-power ME devices, provides a capital infusion to support the growth of this business and creates a powerful, highly focused sales organization to further our penetration of key retail, reseller and OEM accounts,” said Mr. Mollo.

Product Area Highlights

•	Sales of power products, handheld connectivity products and expansion and docking products represented 71%, 15%, and 10%, respectively, of overall company sales in the quarter.

•	Unit sales of the universal power adapters for portable computers were approximately 284,000 units in the first quarter of 2005, an increase of 45% over approximately 195,000 units in the first quarter of 2004. Revenue through OEM channels increased approximately 67% over the same period of the prior year. The Company now has shipped a total of about 1.7 million units of its products for high-power ME devices.

•	Revenue from the sale of portable computer power adapters was $11.8 million, an increase of 33% from the first quarter of 2004.

•	Revenue from the sale of products for low-power ME devices was $1.2 million in the first quarter of 2005. Unit sales compared to the previous quarter were up approximately 16% in the first quarter of 2005. The Company now has shipped a total of approximately 3.6 million units of its products for low-power ME devices.

Power Product Development

During the first quarter, Mobility advanced the development of several new products as part of its strategic alliance with Energizer. These efforts are focused on the development of two distinct product categories:

•	Products that recharge batteries when they are not attached to an ME device; and

•	Products that permit the charging of an ME device battery when neither an AC nor DC power source is available

The first products developed under the partnership with Energizer are expected to be introduced in late 2005 or early 2006.

The Company also has begun development efforts as part of its technology partnership with M-Flex. These development efforts are focused on leveraging each company’s unique technology to create smaller, lighter versions of Mobility’s power adapters. The first products developed under this partnership are expected to be introduced in early- to mid-2006.

Aside from the development programs with strategic partners, Mobility has a strong pipeline of other power solutions designed to provide consumers with a broad range of products, features and price points that promote its itip technology standard and approach.

Financial Highlights

Gross margin was 29.8% in the first quarter of 2005, compared to 32.8% in the first quarter of 2004. The gross margin in the first quarter of 2005 was negatively impacted by three factors: the sale of older-model DVD power adapter products at a steeply discounted price in anticipation of the introduction of a new version of the adapter; a higher mix of lower-margin OEM and private

- more -

Mobility Electronics, Inc.

label customer sales of power adapters for portable computers due to the decrease in sales to RadioShack during the quarter; and a lower than historical volume of itip sales for adapters for low-power ME devices.

Total operating expenses in the first quarter of 2005 were $6.2 million, or 33.9% of revenue, compared to $5.4 million, or 38.4% of revenue, in the first quarter of 2004. Excluding non-cash compensation charges, total operating expenses were $5.9 million, or 32.1% of revenue, in the first quarter of 2005. Total operating expenses for the first quarter of 2005 were in line with the Company’s expectations, and reflect an increased level of R&D and general and administrative expenses to support the growth of the business. For the third consecutive quarter, the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) was positive.

The Company’s cash and cash equivalents balance increased to $13.2 million at March 31, 2005 from $12.8 million at December 31, 2004. The Company continues to have no long-term debt and had a current ratio of 2.6 at March 31, 2005. On April 1, 2005, the Company’s cash balance increased another $10 million as a result of the equity investment made by RadioShack and Motorola.

Outlook

In the second quarter of 2005, Mobility expects total revenue to range between $20 million and $21 million, and earnings per share to range between $0.00 and $0.01, excluding non-cash compensation expense.

From a long-term perspective, the Company believes there are a number of major catalysts that it expects will drive further growth and profitability:

•	Improved economics in the adapter business for low-power ME devices resulting from the new terms in place with RadioShack and Motorola

•	Continued growth in sales of portable computer power adapters driven by new products and new direct and indirect accounts such as Wal-Mart, PC World, Staples and The Sharper Image

•	Continued growth in sales of adapters for low-power ME devices driven by new products, new accounts and new distribution partners such as The Carphone Warehouse, InterTAN (i.e. RadioShack Canada), Apple, the palmOne and Treo online stores, and RadioShack kiosks within Sprint stores and Sam’s Club stores

•	The continued rollout of Mobility’s products for low-power ME devices to wireless carriers, distributors and retailers through Motorola’s distribution channels

•	The anticipated introduction of jointly developed power products with Energizer in late 2005 or early 2006

•	The introduction of new products based on the joint development program with M-Flex in 2006

Commenting on Mobility’s outlook, Mr. Mollo said, “We expect to see steady improvement in our revenues and profitability throughout 2005 as the new accounts that Mobility and its distributors are adding begin to ramp-up. We believe we will see accelerated growth in 2006 as many of our new distribution programs are rolled out and as our new terms with RadioShack and Motorola take full effect.

- more -

Mobility Electronics, Inc.

“The strong initial sell-through rates we have seen for our universal adapters for low-power ME devices leads us to believe that this product category ultimately will achieve broad consumer acceptance. We have taken three major steps in the past few months that we believe will extend our significant leadership in this emerging category: we created a new operating division focused on low-power solutions that combines the global sales and marketing resources of Mobility, RadioShack and Motorola; we extended our technology into innovative new power areas with Energizer; and we entered into a joint development agreement with M-Flex to produce smaller, lighter versions of our power adapters in the future. While we continue to make solid progress in the near-term, we also are creating a powerful foundation that we believe will support a sustainable competitive advantage for many years to come,” said Mr. Mollo.

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for high-power (e.g., portable computers) and low-power (e.g., mobile phones, PDAs, digital cameras, etc.) mobile electronic devices, and is also the creator of the patented intelligent tip (“itip™”) technology. Mobility Electronics’ iGo™ brand offers a full line of AC, DC and combination AC/DC power adapters for high- and low-power mobile electronic devices. All these adapters leverage the Company’s itip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable itips.

The Company also offers hardware products for handheld devices; expansion and docking products for servers, desktop and portable computers; and other accessories for the mobile electronic device market.

Mobility Electronics’ products are available at www.igo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.

Mobility Electronics is a registered trademark, and iGo is a trademark of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the company’s enhanced financial performance as a result of its revised agreement with RadioShack and Motorola; expected long-term leadership position to be created from the company’s partnership with M-Flex, including new products expected to be introduced in 2006; the expected introduction of newly developed products with Energizer in late 2005 or early 2006; expectations regarding the company’s financial performance in the second quarter of 2005 and anticipated improvement in revenues and profitability throughout 2005 and accelerated growth in 2006; beliefs regarding major catalysts that are expected to drive further growth and profitability for the company, including improved economics in the low-power adapter business, continued growth in sales of portable computer power adapters, and the continued rollout of low-power products to wireless carriers and distributors; the belief that the company’s low-power products will ultimately achieve broad consumer acceptance; and the company’s belief that it is creating a powerful foundation that will support a sustainable competitive advantage for many years to come. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with M-Flex and Energizer; the inability to create broad consumer awareness and acceptance for the company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and

- more -

Mobility Electronics, Inc.

performance of suppliers and subcontractors; the ability to expand and protect the company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

- more -

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended
	March 31,
	2005	2004
Net revenue	$18,358	$14,044

Gross profit	5,476	4,612

Selling, engineering and administrative expenses	6,224	5,386
Other income (expense), net	38	2

Loss from continuing operations	(710)	(772)

Discontinued operations:
Loss from discontinued operations of handheld software product line	—	(1)

Net loss	$(710)	$(773)

Net loss per share — Basic and diluted	$(0.02)	$(0.03)

Weighted avg common shares outstanding:
Basic and diluted	28,601	27,626

SELECTED OTHER DATA

Reconciliation of non-GAAP Financial Measure — net loss to net loss before non-cash equity compensation:

Net loss	$(710)	$(773)
Non-cash equity compensation	338	—

Net loss before non-cash equity compensation	$(372)	$(773)

Net loss per share before non-cash equity compensation — Basic and diluted	$(0.01)	$(0.03)

Reconciliation of non-GAAP Financial Measure — net loss to earnings before interest, taxes, depreciation and amortization (EBITDA):

Net loss	$(710)	$(773)
Other income, net	(38)	(2)
Depreciation and amortization	466	547
Non-cash equity compensation	338	—

EBITDA	$56	$(228)

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. Net loss before non-cash equity compensation and EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS

Cash and cash equivalents	$13,230	$12,768
Accounts receivable, net	16,663	16,905
Inventories	8,259	7,513
Prepaid expenses and other current assets	379	443

Total current assets	38,531	37,629
Other assets, net	19,060	19,162

Total assets	$57,591	$56,791

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$14,847	$14,253
Long-term liabilities	438	463

Total liabilities	15,285	14,716
Total stockholders’ equity	42,306	42,075

Total liabilities and stockholders’ equity	$57,591	$56,791

# # #